UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
March 2, 2005

Finisar Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27999 (Commission File No.)	94-3038428 (I.R.S. Employer Identification No.)

1308 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 548-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.26
EXHIBIT 99.1

Item 1.01 Entry into a Material Definitive Agreement.

     On March 2, 2005, Finisar Corporation (“Finisar”) entered into an Agreement and Plan of Reorganization (the “Agreement”) with InterSAN, Inc. (“InterSAN”), which provides for the acquisition of InterSAN. InterSAN is a privately held company located in Scotts Valley, California, that provides SAN software technologies to storage, security and network companies.

     Under the terms of the Agreement, InterSAN will merge with a wholly-owned subsidiary of Finisar and the holders of InterSAN’s securities will be entitled to receive shares of Finisar common stock having a value of approximately $9.5 million, subject to adjustment as provided in the Agreement. The transaction will be accounted for as a purchase and is intended to qualify as a tax-free reorganization. Ten percent (10%) of the shares of Finisar common stock that would otherwise be distributed to the holders of InterSAN’s securities at the closing will be deposited into an escrow account for twelve (12) months following the closing to satisfy certain indemnification obligations of the InterSAN stockholders. The transaction is subject to approval by InterSAN’s stockholders, applicable regulatory approvals and other customary closing conditions and is expected to close during Finisar’s fourth fiscal quarter ending April 30, 2005. A copy of the Agreement is attached hereto as Exhibit 10.23. A copy of the press release announcing the signing of the Agreement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit
No.	Description
10.26	Agreement and Plan of Reorganization dated March 2, 2005 by and between Finisar Corporation, Iolite Acquisition Corp. and InterSAN, Inc.
99.1	Press Release dated March 7, 2005 announcing that Finisar Corporation and InterSAN, Inc. have entered into a definitive agreement pursuant to which Finisar will acquire InterSAN.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2005

Finisar Corporation
By:	/s/ Stephen K. Workman
Stephen K. Workman
Senior Vice President, Finance, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit
No.	Description
10.26	Agreement and Plan of Reorganization dated March 2, 2005 by and between Finisar Corporation, Iolite Acquisition Corp. and InterSAN, Inc.
99.1	Press Release dated March 7, 2005 announcing that Finisar Corporation and InterSAN, Inc. have entered into a definitive agreement pursuant to which Finisar will acquire InterSAN.